Exhibit 99.1

STONEMOR PARTNERS L.P. REPORTS SECOND QUARTER FINANCIAL RESULTS

TREVOSE, PA – August 8, 2019 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today reported operating and financial results for the 2019 second quarter and six-month period ended June 30, 2019. Investors are encouraged to read the Partnership’s quarterly report on Form 10-Q when it is filed with the Securities and Exchange Commission (the “SEC”). That report, which StoneMor expects to file on August 9, 2019, will contain additional detail, and will be able to be found at www.stonemor.com.

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Revenues for the three months ended June 30, 2019 were $78.5 million compared to $81.6 million in the prior year period. Six-month revenues were $150.0 million compared to $159.5 million in the prior year period.

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Second quarter net loss was $34.4 million compared to $17.0 million in the prior year period. Six months net loss was $56.9 million compared to $34.9 million in the prior year period. The reported net loss for the second quarter included a charge of $8.5 million for loss on extinguishment of debt in connection with the Partnership’s recently completed equity and debt recapitalization, and income tax expense of $6.4 million due to section 382 limitations on pre-2018 net operating loss carryforward assets resulting from those transactions, which reduced the amount of deferred tax liabilities that were offset by these assets.

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Cemetery segment operating profit for the second quarter was $4.8 million compared to $4.1 million for the prior year period. Six-month segment operating profit was $7.6 million compared to $6.3 million in the prior year period.

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Funeral segment operating profit was $1.8 million for the second quarter compared to $2.5 million in the prior year period. Six-month segment operating profit was $3.3 million compared to $4.5 million in the prior year period.

•	Corporate overhead expense was $13.1 million for the second quarter compared to $15.2 million in the prior year period.

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Cash used in operating activities for the first six months of 2019 was $31.6 million compared to cash provided by operations in the prior year period of $15.4 million. The reduction in cash from operating activities was primarily due to a decline in sales production, non-recurring working capital initiatives in the prior year period, a decline in accounts payable and accrued expenses, increased debt service costs and increased costs associated with consulting and professional fees arising from the potential C-Corporation conversion, debt refinancing, various employee severance obligations and other ongoing initiatives.

•	Merchandise trust value at June 30, 2019 was $519.4 million compared to $488.2 million at December 31, 2018.

•	Deferred revenue at June 30, 2019 was $944.1 million compared to $914.3 million at December 31, 2018.

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As of June 30, 2019, the Partnership had $41.9 million of unrestricted cash and cash equivalents, $20.1 million of restricted cash related to the cash collateralization of letters of credit with proceeds from the recapitalization, and $358.2 million of total debt.

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On June 27, 2019, the Partnership completed a $447.5 million recapitalization transaction, consisting of a private placement of $62.5 million of convertible preferred securities and a concurrent private placement consisting of $385.0 million of Senior Secured Notes due 2024.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “Our second quarter results reflect continued pressure on pre-need production as our sales force adjusts to initiatives we launched in the first quarter of 2019. We believe we have identified the primary drivers of our sales productivity and pre-need sales issues. While our initiatives are in the early stages, we remain focused on improving our sales process and training, and optimizing staffing levels across our asset base.

“We are also beginning to see early signs of improvement in sales production with a strong sequential rebound of net interment rights sold and pre-need contracts written from the first quarter of 2019 to the current quarter. At the same time, we saw a reduction in corporate overhead net of non-recurring expenses on a year-over-year basis. As we have previously disclosed, we’ve targeted a minimum of $30 million of cost reductions across corporate, G&A, sales and field operations. After a careful review of labor efficiencies across our properties, at the beginning of July 2019, we implemented a reduction of approximately 6% of our field workforce as part of these cost reduction initiatives.

“The June 27, 2019 announcement of the closing of our $447.5 million recapitalization not only represented a major step in providing us with a meaningful liquidity improvement to execute our turnaround strategy, but also demonstrated both the strong underlying value of our asset base as well as investor confidence in our management team’s ability to execute our turnaround plan, including the next phase of our performance improvement plans.”

Garry Herdler, Senior Vice President and Chief Financial Officer added, “In mid-April 2019, we outlined our turnaround strategy focused on four key goals: cash flow and liquidity, capital structure, balance sheet/portfolio review, and performance improvement through cost reductions and revenue enhancement. Our results reflect the efforts of our initial 100-day plan, which included significant progress on improving liquidity and capital structure. We believe we have identified additional expense reduction opportunities in the next phase of this operational turnaround strategy.

“We continue to work towards process improvements to better align our cost structure with our revenues and performance improvement efforts. These efforts and the contemplated C-Corporation conversion are important steps to revitalizing our business and positioning us for future success. Since joining the team and gaining a better understanding of StoneMor’s business, I am more confident in the execution plans we are developing for the next phase of our turnaround plan to address our near-in challenges and opportunities, with the commitment to set a clear strategic roadmap for the future.”

Updated Unit Count

As of June 30, 2019, the Partnership had 39.53 million units outstanding. As part of the debt and equity recapitalization, the Partnership issued 52.08 million of Series A Preferred units which are convertible to common units on a 1:1 basis (subject to anti-dilution adjustments) no later than upon the completion of the previously announced C-Corporation conversion. The outstanding unit count at June 30, 2019, pro forma for the recapitalization transactions, was 91.62 million units.

In connection with the C-Corporation conversion, and as previously disclosed, StoneMor anticipates issuing an additional 2.95 million common units. Pro forma outstanding unit count as of June 30, 2019, after giving effect to the matters noted above and the C-Corporation conversion is expected to be approximately 94.57 million units.

Conference Call Information

StoneMor will conduct a conference call to discuss this news release today, August 8, 2019 at 4:30 p.m. ET. The conference call can be accessed by calling (800) 926-7385. No reservation number is necessary. StoneMor will also host a live webcast of this conference call. Investors may access the live webcast via the Investors page of the StoneMor website www.stonemor.com under Events & Presentations.

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 321 cemeteries and 90 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, the expected timing of filing the Quarterly Report on Form 10-Q for the Quarter Ending June 30, 2019 and the related investor call together with the implementation and achievement of operational and reporting improvements, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict,” “focus,” “review,” “cash flow,” “confident,” “filed timely,” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to our substantial secured and unsecured indebtedness, our ability to refinance our secured indebtedness in the near term, uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt and resume paying distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to: StoneMor’s ability to successfully implement its strategic plan relating to achieving operating improvements, including driving asset-level accountability and profitability, improving sales productivity and effectiveness, reducing operating expenses and improving financial reporting efficiencies; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation, including but not limited to litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K for the Year Ended December 31, 2018 and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)(in thousands)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$41,859	$18,147
Restricted cash	20,095	—
Accounts receivable, net of allowance	59,550	57,928
Prepaid expenses	8,942	4,475
Other current assets	17,231	17,766

Total current assets	147,677	98,316
Long-term accounts receivable, net of allowance	83,775	87,148
Cemetery property	329,760	330,841
Property and equipment, net of accumulated depreciation	110,655	112,716
Merchandise trusts, restricted, at fair value	519,382	488,248
Perpetual care trusts, restricted, at fair value	343,308	330,562
Deferred selling and obtaining costs	112,916	112,660
Deferred tax assets	67	86
Goodwill	24,862	24,862
Intangible assets	56,877	61,421
Other assets	33,536	22,241

Total assets	$1,762,815	$1,669,101

Liabilities, Redeemable Convertible Preferred Units and Partners’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$55,063	$59,035
Accrued interest	312	1,967
Current portion, long-term debt	591	798

Total current liabilities	55,966	61,800
Long-term debt, net of deferred financing costs	357,575	320,248
Deferred revenues	944,142	914,286
Deferred tax liabilities	12,883	6,675
Perpetual care trust corpus	343,308	330,562
Other long-term liabilities	52,385	42,108

Total liabilities	1,766,259	1,675,679

Commitments and contingencies
Redeemable convertible preferred units:
Series A	57,500	—

Total redeemable convertible preferred units	57,500	—
Partners’ deficit :
General partner interest	(4,597)	(4,008)
Common limited partners’ interest	(56,347)	(2,570)

Total partners’ deficit	(60,944)	(6,578)

Total liabilities, redeemable convertible preferred units and partners’ deficit	$1,762,815	$1,669,101

See Notes to the Unaudited Condensed Consolidated Financial Statements to be included in the Partnership’s Form 10-Q Report for the Quarter Ended June 30, 2019 (the “Second Quarter 10-Q”).

STONEMOR PARTNERS L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Cemetery:
Interments	$20,995	$20,789	$36,939	$40,414
Merchandise	17,315	17,116	33,856	33,743
Services	17,365	17,737	33,332	34,228
Investment and other	9,953	12,038	19,411	21,538
Funeral home:
Merchandise	6,073	6,522	12,348	13,951
Services	6,794	7,369	14,078	15,642

Total revenues	78,495	81,571	149,964	159,516

Costs and Expenses:
Cost of goods sold	10,843	13,086	20,586	26,521
Cemetery expense	21,636	21,007	38,883	38,421
Selling expense	15,497	17,166	30,230	33,422
General and administrative expense	10,958	10,163	22,397	21,121
Corporate overhead	13,137	15,165	26,550	26,992
Depreciation and amortization	2,716	3,071	5,473	6,116
Funeral home expenses:
Merchandise	1,014	1,108	3,331	3,586
Services	5,459	5,582	11,012	11,100
Other	3,994	3,961	7,624	9,001

Total costs and expenses	85,254	90,309	166,086	176,280

Other losses	(3,429)	—	(3,429)	(5,205)

Operating loss	(10,188)	(8,738)	(19,551)	(21,969)
Interest expense	(9,346)	(8,107)	(22,517)	(15,220)
Loss on debt extinguishment	(8,478)	—	(8,478)	—

Loss from operations before income taxes	(28,012)	(16,845)	(50,546)	(37,189)

Income tax benefit (expense)	(6,386)	(172)	(6,386)	2,249

Net loss	$(34,398)	$(17,017)	$(56,932)	$(34,940)

Accretion of redeemable convertible preferred units	—	—	—	—

Net loss attributable to common unit holders	$(34,398)	$(17,017)	$(56,932)	$(34,940)

General partner’s interest	$(357)	$(177)	$(592)	$(364)
Limited partners’ interest	$(34,041)	$(16,840)	$(56,340)	$(34,576)
Net loss per limited partner unit (basic and diluted)	$(1.44)	$(0.44)	$(1.44)	$(0.91)
Weighted average number of limited partners’ units outstanding (basic and diluted)	39,329	37,958	39,115	37,958

See Notes to the Unaudited Condensed Consolidated Financial Statements to be included in the Second Quarter 10-Q

STONEMOR PARTNERS L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(56,932)	$(34,940)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	3,718	3,489
Depreciation and amortization	5,473	6,116
Provision for bad debt	4,219	1,644
Non-cash compensation expense	2,566	1,913
Loss on debt extinguishment	8,478	—
Non-cash interest expense	6,684	3,215
Other losses, net	3,433	5,205
Changes in assets and liabilities:
Accounts receivable, net of allowance	(8,611)	1,195
Merchandise trust fund	(9,482)	(4,181)
Other assets	(4,522)	(1,395)
Deferred selling and obtaining costs	(1,165)	(4,184)
Deferred revenues	15,126	33,599
Deferred taxes, net	6,227	(2,649)
Payables and other liabilities	(6,784)	6,377

Net cash (used in) provided by operating activities	(31,572)	15,404

Cash Flows From Investing Activities:
Cash paid for capital expenditures	(4,838)	(7,626)
Cash paid for acquisitions	—	(833)
Proceeds from divestitures	1,250	—

Net cash used in investing activities	(3,588)	(8,459)

Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred units, net	57,500	—
Proceeds from borrowings	406,087	16,880
Repayments of debt	(366,470)	(12,896)
Principal payment on finance leases	(713)	—
Cost of financing activities	(17,437)	(2,771)

Net cash provided by financing activities	78,967	1,213

Net increase in cash, cash equivalents and restricted cash	43,807	8,158
Cash, cash equivalents and restricted cash—Beginning of period	18,147	6,821

Cash, cash equivalents and restricted cash—End of period	$61,954	$14,979

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$16,981	$12,865
Cash paid during the period for income taxes	1,402	709
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,858	$—
Operating cash flows from finance leases	238	—
Financing cash flows from finance leases	713	—
Non-cash investing and financing activities:
Acquisition of assets by financing	$1,731	$688
Classification of assets as held for sale	—	543

See Notes to the Unaudited Condensed Consolidated Financial Statements to be included in the Second Quarter 10-Q

SUPPLEMENTAL OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interments performed	13,543	14,102	26,538	28,674
Interment rights sold (1)
Lots	7,196	8,941	11,681	15,477
Mausoleum crypts (including pre-construction)	342	301	557	847
Niches	552	430	890	859

Net interment rights sold (1)	8,090	9,672	13,128	17,183

Number of pre-need cemetery contracts written	10,066	11,547	18,500	21,709
Number of at-need cemetery contracts written	14,623	15,276	27,872	30,003

Number of cemetery contracts written	24,689	26,823	46,372	51,712

(1)	Net of cancellations. Sales of double-depth burial lots are counted as two sales